Exhibit 23.2

 Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

 Nxt-ID, Inc.:

We consent to the incorporation by reference in the Registration Statements No. 333-209001, 333-206955 and 333-204026 on Form S-3 of Nxt-ID, Inc. and subsidiary (the Company) of our report dated April 14, 2016, with respect to the consolidated balance sheet of Nxt-ID, Inc. and subsidiary as of December 31, 2015 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, before the effects of the adjustments to retrospectively apply the changes in the presentation of deferred debt issuance costs and in share and per-share data, which report appears in the December 31, 2016 annual report on Form 10-K of Nxt-ID, Inc. and subsidiary.

Our report dated April 14, 2016 contains an explanatory paragraph that states the Company has incurred recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Stamford, Connecticut

April 13, 2017